Exhibit 10.2

May 2, 2017

[Name]

[Title]

RE: Bassett Furniture Long Term Cash (LTC) Award

Dear [Name],

You have been selected by Bassett Furniture Industries, Incorporated (“Bassett”) to receive a Long Term Cash (LTC) Award. This is a deferred cash benefit in the amount of $400,000 that will vest on the later of (i) the date on which you turn age 63 or (ii) the first anniversary of the date hereof (the “Vesting Date”), subject to your continued employment with Bassett through such date, and will be paid to you in ten (10) equal annual installments of $40,000 each, less applicable tax withholdings, once you retire from Bassett.

Your LTC Award will be credited to you under the Bassett Furniture Industries, Incorporated Management Savings Plan (“the Plan”) and will be subject to all applicable terms and conditions of the Plan, a copy of which has been provided to you.

Your LTC Award will vest and be paid as follows:

1) Vesting. On the Vesting Date, and provided you are still employed with Bassett, you will become fully vested in the LTC Award. The year in which the Vesting Date occurs, you will have to pay FICA (Social Security-Medicare) on the full amount of $400,000, but will not owe additional FICA upon distribution. In the event of your death or disability (as defined in the Plan) prior to your separation from service with Bassett, you will become 100% vested in your LTC Award, if you were not already vested, and will begin receipt of the ten annual installments at that time to you or (in the event of death) your beneficiary under the Plan. The initial installment of $40,000 will occur the month following your disability or death, and subsequent installments will occur in March of each following year. Please note that if your employment with Bassett ends for any reason other than your death or disability (as defined in the Plan) prior to the Vesting Date, your entire LTC Award will be forfeited.

2) When you Retire.   Once you separate from service (as determined under the Plan) with Bassett following the Vesting Date, Bassett will make the first of ten annual installments of $40,000 to you during the seventh month following the month in which you separated. You will pay ordinary income tax on this amount and Bassett will withhold applicable Federal/State/Local income taxes. Future installments will be made in March of each remaining year following the initial payment, and there will only be one installment made per calendar year. In the event of your death after installments have commenced, your remaining installments will continue to your beneficiary under the Plan.

You will not be able to select a different optional form of payment with respect to your LTC Award under the Plan. Further, your LTC Award will not be credited with any earnings or losses under the Plan. The entire $400,000 amount will show up on your Plan statement and will be reduced by $40,000 for each annual payment over the 10 years of installment payments.

In accordance with the Plan terms, your right to receive the LTC Award cannot be transferred by you (other than upon your death to your beneficiary under the Plan). The LTC Award is an unfunded benefit and your right to the LTC Award is solely that of an unsecured general creditor of Bassett. Nothing in this letter shall be deemed to constitute an employment contract for any length of time or alter your status as an “at will” employee of Bassett.

Very truly yours,

Bassett Furniture Industries, Incorporated

By:________________________________

  Robert H. Spilman, Jr., Chairman & CEO